Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Exhibit 10.1

COMMERCIAL SUPPLY AGREEMENT
(Telotristat Etiprate (LX-1606 Hippurate) immediate release compressed powder 250mg tablets (as free base))

This Commercial Supply Agreement (“Agreement”) is made as of this 6th day of June, 2016 (“Effective Date”), by and between Lexicon Pharmaceuticals, Inc., a Delaware corporation, with a place of business at 8800 Technology Forest Place, The Woodlands, TX 77381 (“Client”), and Catalent CTS, LLC, a Delaware limited liability company, with a place of business at 10245 Hickman Mills Drive, Kansas City, MO 64137, USA (“Catalent”).
RECITALS
A.Client is a company that develops, markets and sells pharmaceutical products;
B.Catalent is a leading provider of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies;
C.Client desires to engage Catalent to provide certain services to Client in connection with the processing of Client’s Product, and Catalent desires to provide such services, all pursuant to the terms and conditions set forth in this Agreement.
THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:
ARTICLE 1
DEFINITIONS
The following terms have the following meanings in this Agreement:
1.1    “Acknowledgement” has the meaning set forth in Section 4.3(B).
1.2    “Adverse Supply Event” means (i) any failure by Catalent to tender for delivery at least [**] of the quantities of Product specified in the Firm Commitment within [**] of the scheduled delivery date and (ii) which failure described in clause (i) continues uncured for at least [**]. Notwithstanding the foregoing, the following does not constitute an Adverse Supply Event (w) an investigation of a deviation in a Batch(es) from the warranty set forth in Section 12.1, where the cause of such deviation is agreed by the parties or determined by a mutually acceptable independent third party to be outside of Catalent’s reasonable control; (x) Purchase Orders for quantities of Product that exceed an applicable Firm Commitment; (y) delays in tender of delivery of Product due to Client’s failure to supply Catalent with sufficient quantities of Client-supplied Materials which meet the Specifications by the Processing Date; or (z) a force majeure event in accordance with Section 18.14.
1.3    “Affiliate(s)” means, with respect to Client or any third party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity; and with respect to Catalent, Catalent Pharma Solutions, Inc. and any corporation, firm, partnership or other entity controlled by it. For the purposes of this definition, “control” means the ownership of at least 50% of the voting share capital of an entity or any other comparable equity or ownership interest; provided, that Invus, L.P., a Bermuda limited partnership, and Affiliates of Invus, L.P. that would not otherwise be Affiliates of Client but for Invus, L.P.’s ownership of Client’s capital stock, shall be deemed not to be Affiliates of Client.
1.4    “Agreement” has the meaning set forth in the introductory paragraph, and includes all its Attachments and other appendices (all of which are incorporated herein by reference) and any amendments to any of the foregoing made as provided herein or therein.
1.5    “API” means the compound Telotristat Etiprate, as further described in the Specifications, that has been released by Client and provided to Catalent, along with a certificate of analysis, as provided in this Agreement.
1.6    “Applicable Laws” means, with respect to Client, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of each jurisdiction in which API or Product is produced, marketed, distributed, used or sold; and with respect to Catalent, (a) all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of [**], and (b) cGMP. The laws, ordinances, rules and regulations of additional jurisdictions may be included in the scope of this definition with respect to Catalent only upon written

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

agreement of the parties, such agreement to be considered in good faith and not to be unreasonably withheld or delayed and solely to the extent (A) such jurisdictions are within the Territory and (B) [**].
1.7    “Batch” means a defined quantity of Product that has been or is being Processed in accordance with the Specifications.
1.8    “Catalent” has the meaning set forth in the introductory paragraph, or any successor or permitted assign. Catalent shall have the right to cause any of its Affiliates that are able to perform such obligations in compliance with Applicable Laws (including any applicable manufacturing license required by Applicable Laws) to perform any of its obligations hereunder. In such case, Client shall accept such performance as if it were performance by Catalent and Catalent shall remain responsible for such performance.
1.9    “Catalent Defective Processing” has the meaning set forth in Section 5.2.
1.10    “Catalent Indemnitees” has the meaning set forth in Section 13.2.
1.11    “Catalent Inventions” has the meaning set forth in Article 11.
1.12    “Catalent IP” has the meaning set forth in Article 11.
1.13    “Catalent Release” has the meaning set forth in Section 5.1(A).
1.14    “Certificate of Analysis” as to any Product, means a certificate attesting to the results of testing of such Product against the criteria specified in relevant Specifications, and including test methods, specification parameters and the pass/fail criteria, used to show that a particular Batch of Product meets Specifications.
1.15    “Certificate of Conformance” or “Certificate of Manufacture” means a certificate attesting that a particular Batch of Product was Processed in accordance with cGMP and the final executed Batch production and quality control records.
1.16    “cGMP” means current Good Manufacturing Practices promulgated by the Regulatory Authorities in [**]. In the United States, this includes 21 C.F.R. Parts 210 and 211, as amended; and in the European Union, this includes 2003/94/EEC Directive (as supplemented by Volume 4 of EudraLex published by the European Commission), as amended, if and as implemented in the relevant constituent country.
1.17    “Client” has the meaning set forth in the introductory paragraph, or any successor or permitted assign.
1.18    “Client Indemnitees” has the meaning set forth in Section 13.1.
1.19    “Client Inventions” has the meaning set forth in Article 11.
1.20    “Client IP” has the meaning set forth in Article 11.
1.21    “Client Licensee” means any third party, other than Client’s Affiliates, to whom Client has granted a license for the commercialization of the Product in the Territory and for whom quantities of the Product are being Processed hereunder.
1.22    “Client-supplied Materials” means any materials to be supplied by or on behalf of Client to Catalent for Processing, as provided in Attachment B, including API and reference standards.
1.23    “Commencement Date” means [**].
1.24    “Confidential Information” has the meaning set forth in Section 10.1.
1.25    “Contract Year” means each consecutive 12 month period beginning on the Commencement Date or anniversary thereof, as applicable.
1.26    “Critical Components” means any Raw Materials which are critical to the Processing of Products hereunder and are either (a) subject to ordering lead times from suppliers which are significantly longer than those customary in the industry for raw materials or other components of a similar nature or (b) available for purchase in the quantities necessary for the Processing of Products in the quantities specified in the Rolling Forecast hereunder from fewer than three (3) reputable qualified suppliers.
1.27    “Defective Product” has the meaning set forth in Section 5.2.
1.28    “Delayed Approval Fee” has the meaning set forth in Section 7.3

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

1.29    “Discloser” has the meaning set forth in Section 10.1.
1.30    “Effective Date” has the meaning set forth in the introductory paragraph.
1.31    “Exception Notice” has the meaning set forth in Section 5.2.
1.32    “Exclusivity Period” has the meaning set forth in Section 2.2.
1.33    “Facility” means Catalent’s facility located in [**]; or such other facility as agreed by the parties.
1.34    “Facility Approval” has the meaning set forth in Section 9.2.
1.35    “FDA” means the United States Food and Drug Administration.
1.36    “Firm Commitment” has the meaning set forth in Section 4.2.
1.37    “Invention” has the meaning set forth in Article 11.
1.38    “Latent Defect” means any defect that existed at the time of delivery and was not reasonably discoverable upon initial inspection and testing by Client or Client’s designee.
1.39    “Losses” has the meaning set forth in Section 13.1.
1.40    “Minimum Capacity” has the meaning set forth in Section 4.1
1.41    “Minimum Requirement” has the meaning set forth in Section 4.1.
1.42    “Process” or “Processing” means the compounding, filling or pressing, producing and bulk packaging of Client-supplied Materials and Raw Materials into Product by Catalent, in accordance with the Specifications and under the terms of this Agreement, as well as any testing or quality-related activities required by this Agreement or the Quality Agreement in connection with the foregoing.
1.43    “Processing Date” means the day on which the Product is scheduled to be formulated by Catalent, as identified in an Acknowledgement.
1.44    “Product” means the bulk pharmaceutical product containing the API, as more specifically described in and fully Processed in accordance with the Specifications.
1.45    “Product Maintenance Services” has the meaning set forth in Section 2.3.
1.46    “Purchase Order” has the meaning set forth in Section 4.3(A).
1.47    “Quality Agreement” has the meaning set forth in Section 9.6.
1.48    “Raw Materials” means all raw materials, supplies, components and packaging necessary to Process and ship Product in accordance with the Specifications, as provided in Attachment B, but excluding Client-supplied Materials.
1.49    “Recall” has the meaning set forth in Section 9.5.
1.50    “Recipient” has the meaning set forth in Section 10.1.
1.51    “Regulatory Approval” means any approvals, permits, product licenses, registrations or authorizations, including approvals pursuant to U.S. Investigational New Drug applications, New Drug Applications and Abbreviated New Drug Applications (or equivalent non-U.S. filings, such as European marketing authorization applications), as applicable, of any Regulatory Authorities that are necessary or advisable in connection with the development, manufacture, testing, use, storage, exportation, importation, transport, promotion, marketing, distribution or sale of API or Product worldwide. For clarity, Facility Approvals shall not be considered to be Regulatory Approvals.
1.52    “Regulatory Approval Target Date” means [**].
1.53    “Regulatory Authority” means international, federal, state or local governmental or regulatory bodies, agencies, departments, bureaus, courts or other entities that are responsible for (A) the regulation (including pricing) of any aspect of

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

pharmaceutical or medicinal products intended for human use or (B) health, safety or environmental matters generally. In the United States, this includes the FDA; and in the European Union, this includes the European Medicines Agency.
1.54    “Representatives” of an entity means such entity’s duly-authorized officers, directors, employees, agents, accountants, attorneys or other professional advisors.
1.55    “Re-Pricing Date” has the meaning set forth in Section 7.2.
1.56    “Review Period” has the meaning set forth in Section 5.2.
1.57    “Rolling Forecast” has the meaning set forth in Section 4.2.
1.58    “Specifications” means the Processing procedures, processes, directions, requirements, standards, quality control testing and other data and the scope of services as set forth in Attachment B, as modified from time to time in accordance with Article 8.
1.59    “Term” has the meaning set forth in Section 16.1.
1.60    “Territory” means [**] and any other country that the parties agree in writing to add to this definition of Territory in an amendment to this Agreement, but excluding any countries that are listed by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States. Catalent shall not be obliged to Process Products for sale in any of such countries if it is prevented from doing so, or would be required to obtain or apply for special permission to do so, due to any restrictions (such as embargoes) imposed on it by any governmental authorities, including without limitation, those imposed by the U.S. Office of Foreign Assets Control. Catalent shall have no obligation to supply Product to Client for distribution to any countries unless and until the Facilities where such Product is to be Processed are approved by the applicable Regulatory Authority for each country if such approval is legally required.
1.61    “Unit” has the meaning set forth on Attachment C.
1.62    “Unit Pricing” has the meaning set forth in Section 7.1(B).
1.63    “Validation Services” has the meaning set forth in Section 2.1.
1.64    “Vendor” has the meaning set forth in Section 3.2(B).
ARTICLE 2
VALIDATION, PROCESSING & RELATED SERVICES
2.1    Validation Services. Catalent shall perform the Product qualification, validation and stability services described in Attachment A (the “Validation Services”).
2.2    Supply and Purchase of Product. Catalent shall Process Product in accordance with the Specifications, Applicable Laws and the terms and conditions of this Agreement. Except as provided below with respect to an Adverse Supply Event, for a period of [**] following the Commencement Date (the “Exclusivity Period”), Client and its Affiliates shall purchase exclusively from Catalent all of Client’s, its Affiliates’ and Client Licensees’ requirements of Product in the Territory; provided, that such exclusive obligations shall only extend to Client Licensees’ requirements of Product to the extent Client has otherwise agreed to supply Product to such Client Licensees. In the event of an Adverse Supply Event, Client shall have the right to source such Product requirements from an alternative supplier. For the avoidance of doubt, nothing herein shall limit Client’s ability, at its sole discretion, to qualify one or more third parties for the Processing of Product (including allowing such third parties to Process Product in order to generate validation Batches), it being understood that, during the Exclusivity Period, Client shall not obtain Product for commercial sale from third parties unless an Adverse Supply Event has occurred. Catalent shall use its commercially reasonable efforts to provide reasonable customary technical assistance to Client, as reasonably requested by Client, in connection with Client’s efforts to qualify one or more third parties for the Processing of Product as described above in a timely and orderly manner at Catalent’s then-prevailing rates for such services; provided, however, that such “reasonable customary technical assistance” shall not include (i) [**]; (ii) [**]; or (iii) [**].
2.3    Product Maintenance Services. Catalent will provide and Client will receive those product maintenance services specified in Attachment D (the “Product Maintenance Services”).
2.4    Other Related Services. Catalent shall provide other Product-related services, other than Validation Services, Processing or Product Maintenance Services, as either specified in Attachment D or agreed to in writing by the parties from time to time.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Such writing shall include the scope and fees for any such services and be appended to this Agreement. The terms and conditions of this Agreement shall govern and apply to such services.
2.5    Risk Management. In order to ensure continuity of supply and in connection with the practice of diligent risk management practices, promptly after the Effective Date, Catalent and Client will confer in good faith and use commercially reasonable efforts to develop, implement and keep current a risk management program for the Processing of Products hereunder, which program shall include a business continuity plan specifying detailed strategies for responses to and recovery from a range of potential disruptive events which could materially and adversely impact the Processing of Products hereunder. Such business continuity plan shall, at a minimum, identify available alternative facilities, infrastructure and adequate inventories, and shall provide for security and protective measures necessary to ensure minimal impact of the range of potential disruptive events on Client and Catalent. For clarity, the business continuity plan does not relieve Catalent from any responsibility and/or liability under this Agreement.
ARTICLE 3
MATERIALS
3.1    Client-supplied Materials.
A.Client shall supply to Catalent for Processing, at Client’s cost, all Client-supplied Materials, in quantities sufficient to meet Client’s requirements for Product. Client shall deliver such items and associated certificates of analysis to the Facility no later than [**] before the Processing Date, unless such Processing requires microbial testing in which case Client shall deliver such Client-supplied Materials no later than [**] before the Processing Date; provided, that such Processing Date shall be communicated to Client in writing sufficiently in advance of its occurrence to reasonably enable Client to meet such obligations. Client shall be responsible at its expense for securing any necessary DEA, export or import, similar clearances, permits or certifications required in respect of such supply. Catalent shall use such items solely for Processing hereunder. Prior to delivery of any such items, Client shall provide to Catalent a copy of all associated material safety data sheets, safe handling instructions and health and environmental information and any Regulatory certifications or authorizations that may be required under Applicable Laws relating to the API and Product, and shall promptly provide any updates thereto.
B.Within [**] following receipt of Client-supplied Materials, Catalent shall inspect such items to verify their identity and test such items as contemplated by the Specifications to confirm that they meet the associated specifications or certificate of analysis or otherwise. In the event that Catalent detects a nonconformity with the Specifications, Catalent shall give Client prompt notice of such nonconformity. Catalent shall not be liable for any defects in Client-supplied Materials, or in Product as a result of defective Client-supplied Materials, unless Catalent failed to properly perform the foregoing obligations. Catalent shall follow Client’s reasonable written instructions in respect of return or disposal of defective Client-supplied Materials, at Client’s cost.
C.Client shall retain title to Client-supplied Materials at all times and shall bear the risk of loss thereof; provided, that during the time Client-supplied Materials are in Catalent’s control, Catalent shall bear the risk of loss of such Client-supplied Materials arising from the negligence or willful misconduct of, or breach of this Agreement or Applicable Laws by, Catalent or its Affiliates, subject to the limitations set forth in Article 14. Promptly following Client’s written request at any time during the Term, Catalent will, at Client’s option, either (i) ship to Client (at Client’s cost) or (ii) make available for collection by Client at the Facility at which such items are stored, any and all Client-supplied Materials (as specified by Client), in either case no later than [**] after Catalent’s receipt of Client’s request. Catalent will reasonably cooperate with and assist Client in connection with any such request.
3.2    Raw Materials.
A.Catalent shall be responsible for procuring, inspecting and releasing adequate Raw Materials as necessary to meet the Firm Commitment, unless otherwise agreed to by the parties in writing. Catalent shall not be liable for any delay in delivery of Product if (i) such delivery delay is caused by Catalent being unable to obtain, in a timely manner, a particular Raw Material necessary for Processing, (ii) Catalent placed orders for such Raw Materials sufficiently in advance of the Processing Date and (iii) Catalent’s inability to obtain such Raw Materials in a timely manner was the result of circumstances outside Catalent’s reasonable control. At all times during the Term, Catalent shall establish and maintain a stock of Raw Materials sufficient to meet the Firm Commitment. In the event that any Raw Material becomes subject to purchase lead time beyond the Firm Commitment time frame, Catalent shall promptly notify Client and the parties will negotiate in good faith an appropriate amendment to this Agreement, including Section 4.2.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

B.In obtaining Raw Materials hereunder, Catalent shall only use those specific suppliers, manufacturers, and/or vendors (“Vendors”) that have been approved by Client in advance. The approved Vendors as of the Effective Date are listed in the Specifications, and the parties agree to update the Specifications to reflect any additions or amendments to the list of Client-approved Vendors. If Client requests Catalent to change a Vendor and the cost of the Raw Material from any such alternate Vendor is greater than Catalent’s costs for the same raw material of equal quality from the existing Vendor, Catalent shall add the difference between Catalent’s cost of the Raw Material and the alternate Vendor’s cost of the Raw Material to the Unit Pricing. If Client requests Catalent to change a Vendor and the cost of the Raw Material from any such alternate Vendor is less than Catalent’s costs for the same raw materials of equal quality from the existing Vendor, Catalent shall subtract the difference between Catalent’s cost of the Raw Material and the alternate Vendor’s cost of the Raw Material from the Unit Pricing. Client will be responsible for all costs associated with qualification of any such Vendor who has not been previously qualified by Catalent.
C.All Raw Materials hereunder, and Catalent’s use thereof in the Processing of Products, shall comply with (a) the specifications applicable thereto as reasonably determined by Client and as set forth in the Specifications, current batch records, and/or other appropriate documentation (provided that such specifications may only be amended upon Client’s prior written approval), (b) all Applicable Laws, the Quality Agreement and all applicable Regulatory Approvals and (c) the use, re-test or expiration date, as applicable, of such Raw Materials, if applicable, in accordance with the recommendations of the manufacturer or Vendor thereof.
D.In the event of (i) a Specification change for any reason, (ii) obsolescence of any Raw Material (which, for clarity, does not include any expiration of the Raw Material) or (iii) termination of this Agreement by Catalent pursuant to Section 16.2, Client shall bear the cost of any unused Raw Materials (including packaging, at Catalent’s cost), so long as Catalent purchased such Raw Materials in quantities consistent with Client’s most recent Firm Commitment and the Vendor’s minimum purchase obligations. Catalent shall employ commercially reasonable efforts to mitigate such costs, including, to the extent approved by Client (1) using such Raw Materials in connection with other activities performed by Catalent, including with respect to the supply of product to third parties or the performance of services on behalf of third parties or (2) returning such Raw Materials to the original Vendor thereof.
E.Catalent shall use commercially reasonable efforts to seek to obtain supply guarantees from the suppliers of any Critical Components in sufficient quantities to meet its Processing requirements hereunder for at least [**] (as contemplated by the Rolling Forecast) or if a supplier is unwilling to agree to such [**] period then for such lesser period as such supplier is willing to guarantee, such guarantee to include the obligation of such suppliers to provide Catalent with at least [**] prior written notice of its intention to cease production of such Critical Components.
3.3    Storage and Use of Client-supplied Materials and Raw Materials.
A.Storage and Use. Catalent will keep and use the Client-supplied Materials only at the designated Facility. Catalent agrees that the Client-supplied Materials will not be removed from such Facility unless Catalent receives prior written notice from Client to move them. Catalent shall provide appropriate storage for Client-supplied Materials at such Facility in accordance with the Specifications and in compliance with Applicable Laws. Catalent shall not handle the Client-supplied Materials except as necessary to Process Products or otherwise as expressly instructed by Client. Catalent shall limit access to the Client-supplied Materials to those of its employees or representatives that require such access for the purposed of Processing Products under this Agreement. Catalent shall ensure that all Raw Materials are stored in accordance with Applicable Laws and any instructions of the applicable Vendor. Catalent shall use the first-in, first-out (FIFO) method of materials storage for Client-supplied Materials, subject to the prudent and appropriate usage of the first expiring, first out (FEFO) method, unless otherwise specified and agreed by the parties. Catalent agrees to use its commercially reasonable efforts to minimize the wastage of Client-supplied Materials and Raw Materials involved in the Processing of Products hereunder. Catalent shall be responsible, at its expense, to obtain and maintain at all times during the term of this Agreement all permits and licenses required for it to carry out its obligations hereunder.
3.4    Artwork and Labeling. Client shall provide or approve, prior to the procurement of applicable Raw Material, all artwork, advertising and labeling information necessary for Processing, if any. Such artwork, advertising and labeling information is and shall remain the exclusive property of Client, and Client shall be solely responsible for the content thereof. Such artwork, advertising and labeling information or any reproduction thereof may not be used by Catalent in any manner other than performing its obligations hereunder. For the avoidance of doubt, Client shall have the right to modify, update or otherwise change any such artwork, advertising and labeling information in its sole discretion, subject to Client’s obligations as set forth in Article 8. In such case, Client shall provide Catalent with all necessary materials with respect thereto, and any such modification, update or change shall be considered a change in the Specifications.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

ARTICLE 4
MINIMUM REQUIREMENT, PURCHASE ORDERS & FORECASTS
4.1    Minimum Requirement. During each Contract Year, Client shall purchase the minimum number of units of Product set forth on Attachment C (“Minimum Requirement”) and Catalent shall ensure its capacity to Process no fewer than the number of units of Product set forth on Attachment C (the “Minimum Capacity”). If Client does not purchase such Minimum Requirement during any Contract Year, then Client shall make the minimum shortfall unit pricing payments in respect of such Minimum Requirement as contemplated in Attachment C.
4.2    Forecast. On or before the 1st day of each [**], beginning at least [**] prior to the anticipated Commencement Date, Client shall furnish to Catalent a written [**] rolling forecast of the quantities of Product that Client intends to order from Catalent during such period (“Rolling Forecast”). The first [**] of each Rolling Forecast shall constitute a binding order for the quantities of Product specified in such Rolling Forecast (“Firm Commitment”) and the following [**] of the Rolling Forecast shall be non-binding, good faith estimates.
4.3    Purchase Orders.
A.From time to time as provided in this Section 4.3(A), Client shall submit to Catalent a binding, non-cancelable purchase order for Product specifying the number of Batches to be Processed, the Batch size (to the extent the Specifications permit Batches of different sizes) and the requested delivery date for each Batch (“Purchase Order”). Concurrently with the submission of each Rolling Forecast, Client shall submit a Purchase Order for the Firm Commitment. Purchase Orders for quantities of Product in excess of the Firm Commitment shall be submitted by Client in accordance with lead times mutually agreed by the parties.
B.Within [**] following receipt of a Purchase Order, Catalent shall issue a written acknowledgement (“Acknowledgement”) informing Client that it accepts or rejects such Purchase Order. Each Acknowledgement accepting a Purchase Order shall either confirm the delivery date set forth in the Purchase Order or set forth a reasonable alternative delivery date, and shall include the Processing Date. Catalent may reject any Purchase Order solely (i) to the extent such Purchase Order is for quantities of Product in excess of the Firm Commitment or (ii) if such Purchase Order is otherwise not given in material accordance with this Agreement.
C.Notwithstanding Section 4.3(B), Catalent shall use commercially reasonable efforts to supply Client with quantities of Product in excess of the quantities specified in the Firm Commitment, subject to Catalent’s other supply commitments and manufacturing, packaging and equipment capacity.
D.In the event of a conflict between the terms of any Purchase Order or Acknowledgement and this Agreement, the terms of this Agreement shall control.
4.4    Catalent’s Cancellation of Purchase Orders. Notwithstanding Section 4.5, Catalent reserves the right to cancel all, or any part of, a Purchase Order upon written notice to Client, and Catalent shall have no further obligations or liability with respect to such Purchase Order, if Client refuses or fails to timely supply conforming Client-supplied Materials in accordance with Section 3.1. Any such cancellation of Purchase Orders shall not constitute a breach of this Agreement by Catalent nor shall it absolve Client of its obligation in respect of the Minimum Requirement.
4.5    Client’s Modification or Cancellation of Purchase Orders.
A.Client may modify the delivery date or quantity of Product in a Purchase Order only by submitting a written change order to Catalent at least [**] in advance of the earliest Processing Date (of which Catalent notifies Client in accordance with Section 4.3(B) above) covered by such change order. Such change order shall be effective and binding against Catalent only upon the written approval of Catalent, which shall not be unreasonably withheld or delayed; provided, that Catalent shall use commercially reasonable efforts to implement any change orders submitted by such deadline. Notwithstanding the foregoing, Client shall remain responsible for the Firm Commitment.
B.Notwithstanding any amounts due to Catalent under Section 4.4 or Section 4.1, if Client fails to place Purchase Orders sufficient to satisfy the Firm Commitment, Catalent shall promptly notify Client of the failure, and Client shall have [**] to cure such failure by placing Purchase Orders sufficient to satisfy the Firm Commitment. If Client fails to cure such failure within the [**] period, Client shall pay to Catalent in accordance with Article 7 the Unit Pricing for all Units that would have been Processed if Client had placed Purchase Orders sufficient to satisfy the Firm Commitment and such number of Units shall be counted for purposes of the Minimum Requirement for the applicable Contract Year.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

C.Neither changes to nor postponement of any Batch of Product, nor the payment of the fees described in this Section 4.5, will reduce or in any way effect Client’s Minimum Requirement obligations set forth in Section 4.1.
4.6    Unplanned Delay or Elimination of Processing. Catalent shall use commercially reasonable efforts to meet the quantities of Product and delivery dates specified in the Purchase Orders, subject to the terms and conditions of this Agreement. Catalent shall provide Client with as much advance notice as practicable (and will use commercially reasonable efforts to provide at least [**] advance notice where possible) if Catalent determines that any Processing will be delayed or eliminated for any reason.
4.7    Observation of Processing. In addition to Client’s audit right pursuant to Section 9.4, Client may send a reasonable number of representatives to the Facility to observe Processing activities, the Validation Services and the Product Maintenance Services specifically indicated on Attachment D, in each case for a maximum of [**] per Contract Year (unless otherwise agreed by Catalent in writing), upon at least [**] prior notice, at reasonable times during regular business hours. In addition, Client may visit the Facility for process improvement and other activities, in each case as mutually agreed. Such representatives shall abide by all Catalent safety rules and other applicable employee policies and procedures communicated by Catalent to Client, and Client shall be responsible for such compliance. Client shall indemnify and hold harmless Catalent for any action, omission or other activity of such representatives in breach of such policies and procedures while on Catalent’s premises. Client’s representatives shall be required to sign Catalent’s standard visitor confidentiality agreement prior to being allowed access to the Facility.
ARTICLE 5
TESTING; SAMPLES; RELEASE
5.1    Batch Records and Data; Release. Unless otherwise agreed to by the parties during their ordinary course of dealings, promptly after Catalent completes Processing of a Batch, Catalent shall provide Client with copies of Batch records prepared in accordance with the Specifications; provided, that if testing reveals an out-of-Specification result, Catalent shall provide such Batch records promptly following resolution of the out-of Specification result. After Catalent completes Processing of a Batch, Catalent shall also provide Client or its designee with a Certificate of Analysis and Certificate of Manufacture, or a Certificate of Conformance for such Batch. Issuance of a Certificate of Analysis and Certificate of Manufacture (relating to bulk drug product), and a Certificate of Conformance (for further processing), constitutes release of the Batch by Catalent to Client; and issuance of a Certificate of Conformance constitutes a release of a Batch of finished Product by Catalent to Client (each a “Catalent Release”). Client shall be responsible for final release of Product to the market in reliance on Catalent’s Certificate of Analysis/Certificate of Manufacture or Certificate of Conformance (including testing).
5.2    Testing; Rejection. Following Client’s receipt of a shipment of a Batch, Client or Client’s designee may test samples of such Batch to confirm that the Specifications have been met (or for any other purpose). Unless within [**] after Client’s receipt of a Batch (“Review Period”), Client or its designee notifies Catalent in writing (an “Exception Notice”) that such Batch does not meet the warranty set forth in Section 12.1 (“Defective Product”), and provides a sample of the alleged Defective Product, the Batch shall be deemed accepted by Client and Client shall have no right to reject such Batch, except in the case of a Latent Defect detected within [**] after Client’s receipt of a Batch. In the event of any Latent Defect in a Batch, Client shall provide an Exception Notice notifying Catalent of such Latent Defect promptly following Client’s discovery of such Latent Defect and provide a sample of the alleged Defective Product. Upon timely receipt of an Exception Notice from Client, including with respect to a Latent Defect, Catalent shall conduct an appropriate investigation in its discretion to determine whether or not it agrees with Client that Product is Defective Product and to determine the cause of any nonconformity or Latent Defect. If Catalent agrees that Product is Defective Product and determines that the cause of nonconformity or Latent Defect is attributable to Catalent’s negligence, willful misconduct or breach of its obligations with respect to Processing hereunder (“Catalent Defective Processing”), then Section 5.4 shall apply. For avoidance of doubt, where the cause of nonconformity cannot be determined or assigned, it shall be deemed [**].
5.3    Discrepant Results. If the parties disagree as to whether Product is Defective Product and/or whether the cause of the nonconformity is Catalent Defective Processing, the parties shall use commercially reasonable efforts to resolve such disagreement as promptly as possible. If the parties are unable to resolve such disagreement within [**] of the Exception Notice date, the parties shall cause a mutually acceptable independent third party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged Defective Product and its components, including Client-supplied Materials. The independent party’s results as to whether or not Product is Defective Product and the cause of any nonconformity shall be final and binding. Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by Catalent if Product is Defective Product attributable to Catalent Defective Processing, and by Client in all other circumstances.
5.4    Defective Processing. Catalent shall, at its option, either (A) replace, at its cost and within [**], any Batch of Defective Product attributable to Catalent Defective Processing (and Client shall be liable to pay for either the rejected Batch(es) or the

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replacement Batch(es), but not both), or (B) credit within [**] any payments made by Client for such rejected Batch. THE OBLIGATION OF CATALENT TO REPLACE DEFECTIVE PRODUCT IN ACCORDANCE WITH THE SPECIFICATIONS OR CREDIT PAYMENTS MADE BY CLIENT, IN EACH CASE, WHICH IS ATTRIBUTABLE TO CATALENT DEFECTIVE PROCESSING, SHALL BE CLIENT’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT FOR DEFECTIVE PRODUCT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED, SUBJECT, FOR THE AVOIDANCE OF DOUBT, TO ARTICLE 14.
5.5    Supply of Material for Defective Product. In the event Catalent replaces Defective Product pursuant to Section 5.4, Client shall supply, at its cost, Catalent with sufficient quantities of Client-supplied Materials in order for Catalent to complete such replacing and Catalent shall promptly reimburse Client for its costs of such Client-supplied Materials, subject to Catalent’s limitation of liability in Article 14
ARTICLE 6
DELIVERY
6.1    Delivery. Catalent shall deliver Product [**] promptly following Catalent’s Release, and in any event by the scheduled delivery date. Catalent shall segregate and store all Product until tender of delivery. Title to Product shall transfer to Client upon Catalent’s tender of delivery. Client shall qualify at least one (1) carrier to ship Product.
6.2    Storage Fees. If Client fails to take delivery of any Product on any scheduled delivery date, Catalent shall store such Product and Client shall be invoiced monthly following such scheduled delivery for reasonable administration and storage costs as specified in Attachment D.
ARTICLE 7
PAYMENTS

7.1	Fees. In consideration for Catalent performing Services hereunder:
A.Client shall pay to Catalent the fees for Validation Services set forth on Attachment A. Catalent shall submit an invoice to Client for such fees upon the completion of the relevant phase of the Validation Services.
B.Client shall pay Catalent the unit pricing or minimum shortfall unit pricing, as applicable, for Product set forth on Attachment C (“Unit Pricing”). Catalent shall submit an invoice to Client for such fees upon tender of delivery of Product or storage as provided in Article 6.
C.Client shall pay Catalent the annual fees for Product Maintenance Services set forth on Attachment D. Catalent shall submit an invoice to Client for such fees upon the Commencement Date and upon each anniversary of the Commencement Date during the Term.
D.Other Fees. Client shall pay Catalent for all other fees and expenses of Catalent owing in accordance with the terms of this Agreement, including pursuant to Sections 2.2, 2.4, 4.1 6.2, 7.3 and 16.3. Catalent shall submit an invoice to Client for such fees as and when appropriate in the context of such terms of this Agreement.
7.2Unit Pricing Increase. Beginning on January 1, 2017 and continuing on January 1 of each calendar year during the Term thereafter (each a “Re-Pricing Date”), the Unit Pricing, including the minimum shortfall unit pricing, (as set forth on Attachment C) shall be adjusted on an annual basis, upon [**] prior written notice from Catalent to Client, in proportion to [**].
7.3Product Approval. If any Regulatory Approvals in the United States necessary for Catalent to commence Processing at the Facility have not been obtained by Client by the Regulatory Approval Target Date, then Client shall pay to Catalent the monthly fee as provided in Attachment D (“Delayed Approval Fee”) until the earlier of (A) the date this Agreement is terminated by a party pursuant to this Section 7.3 or (B) the date such Regulatory Approval has been obtained. If such Regulatory Approval has not been obtained within [**] following the Regulatory Approval Target Date, then Client and Catalent shall each have the right to terminate this Agreement pursuant to Section 16.2(C).
7.4Payment Terms. Payment of all Catalent invoices shall be due [**] after the date of Client’s receipt of invoice. Client shall make payment in U.S. dollars, and otherwise as directed in the applicable invoice. If any payment pursuant to a valid invoice is not received by Catalent by its due date, then Catalent may, in addition to any other remedies available at equity or in law, charge interest on the outstanding sum from the due date (both before and after any judgment) at [**]% per month until paid in full (or, if less, the maximum amount permitted by Applicable Laws).

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7.5Taxes. All taxes, duties and other amounts assessed (excluding tax based on net income and franchise taxes) on Client-supplied Materials, services or Product prior to or upon provision or sale to Catalent or Client, as the case may be, are the responsibility of Client, and Client shall reimburse Catalent for all such taxes, duties or other expenses paid by Catalent or such sums will be added to invoices directed at Client, where applicable, upon presentation of documentation of such payment by Catalent to Client. If any deduction or withholding in respect of tax or otherwise is required by law to be made from any of the sums payable hereunder, Client shall be obliged to pay to Catalent such greater sum as will leave Catalent, after deduction or withholding as is required to be made, with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.
7.6Client and Third Party Expenses. Except as may be expressly covered by Product Maintenance Service fees, as between the parties hereto, Client shall be responsible for 100% of its own and all third-party expenses associated with the development, Regulatory Approvals and commercialization of Product, including regulatory filings and post-approval marketing studies.
ARTICLE 8
CHANGES TO SPECIFICATIONS
8.1    Changes to Specifications or Processing.
A.Catalent shall not make any changes to Raw Materials (or suppliers thereof), formulations, processes, equipment, tests or any other item in any manner that would adversely impact the Processing activities related to Product to be supplied by Catalent hereunder, or affect any of Client’s Regulatory Approvals (including pending Regulatory Approvals) related to the Product, without Client’s prior written approval.
B.All Specifications and any changes thereto agreed to by the parties from time to time shall be in writing, dated and signed by the parties. Any change to the Process shall be deemed a Specification change. No change in the Specifications shall be implemented by Catalent, whether requested by Client or requested or required by any Regulatory Authority or otherwise, until the parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change (including any change to Unit Pricing). Catalent shall respond promptly to any request made by Client for a change in the Specifications, and both parties shall use commercially reasonable, good faith efforts to agree to the terms of such change in a timely manner; provided, that in the case of any change that is requested by Client in response to (1) requirements imposed by a Regulatory Authority or Applicable Laws or (2) a safety or toxicity issue, the only terms of such change that Catalent may object to are the implementation date of such change, any increase or decrease in costs, expenses or fees associated with such change and any requested change that would reasonably be expected to affect Catalent’s other customers or regulatory status, and Catalent shall use commercially reasonable, good faith efforts to resolve any such objection in a prompt manner. As soon as possible after a request is made for any change in Specifications, Catalent shall notify Client of the costs associated with such change and shall provide such supporting documentation as Client may reasonably require. Client shall pay all reasonable direct costs directly attributable to such agreed upon changes. If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall control. Catalent reserves the right to postpone effecting changes to the Specifications until such time as the parties agree to and execute the required written amendment.
8.2    Other Changes. Client may propose to Catalent certain changes to the Specifications or the manufacturing process which it reasonably believes will improve the manufacturing process or lower costs or that Client otherwise wishes to implement in connection with the Product or the Processing thereof. Upon Client’s request, Catalent shall review and analyze any such change and provide a development plan, cost proposal and timeline for the implementation of such change. The parties shall mutually agree on which changes, if any, shall be further developed or implemented in accordance with the change control procedures set forth in the Quality Agreement. Except as the parties may otherwise agree in writing, Catalent and Client shall share equally in any cost savings resulting from the implementation thereof (net of any costs required to implement such change), and promptly following such implementation, the Unit Pricing for the Product payable by Client as set forth on Attachment C shall be reduced to reflect Client’s share of such cost savings.
8.3    Deviations. Without limiting Catalent’s obligations under Article 5, in the event any material deviations occur during the course of the Processing of any Product under this Agreement, Catalent shall promptly provide Client with a detailed written description of any such deviation and, to the extent known by Catalent, an explanation of the cause of such deviation. In addition to the provision of such notice, Catalent shall undertake those actions to investigate the cause of such deviation and to correct the same as set out in the Quality Agreement. Notifications and actions taken by Catalent are governed by the Quality Agreement requirements.

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8.4    Process Re-Validation Batches.  In the event that the Process (or any portion of the Process) must be re-validated as a result of any Specification change, each Batch produced under this Agreement following such Specification change, including those necessary to support the validation portion of Client’s submissions for Regulatory Approvals, will be considered to be a “development batch” unless and until Processing has been re-validated in accordance with the applicable manufacturing process after implementation of such Specification change.   Client shall be responsible for the cost of each such Batch, even if such Batch fails to meet the Specifications, unless Catalent was grossly negligent in the Processing of the out-of-Specification Batch or otherwise fails to follow the agreed upon manufacturing process.  Catalent and Client shall cooperate in good faith to resolve any problems causing the out-of-Specification Batch.
ARTICLE 9
RECORDS; REGULATORY MATTERS
9.1    Recordkeeping. Catalent shall maintain materially complete and accurate Batch, laboratory data, reports and other technical records and information relating to Processing, including all information required to be maintained by Applicable Laws, in accordance with the Quality Agreement, Catalent standard operating procedures and any other reasonable procedures upon which the parties mutually agree, in each case properly reflecting all Processing activities conducted under this Agreement in sufficient detail and in a manner required by Applicable Law. Such information shall be maintained for a period of at least [**] from the relevant finished Product expiration date or longer if required under Applicable Laws or the Quality Agreement; provided, that prior to Catalent’s destruction of any such data, reports, records or information related to the Processing (which shall not include any of Catalent’s standard operating procedures or Catalent Confidential Information), Catalent shall provide Client with written notice thereof and, if requested by Client, shall transfer such documentation to Client, at Client’s cost with respect to any out-of-pocket costs incurred by Catalent with respect thereto. Without limiting the foregoing, at any time, upon request by Client, and at Client’s cost, Catalent shall provide Client with reasonable access to, and copies of, such data, reports, records and information.
9.2    Regulatory Compliance. Catalent shall obtain and maintain all permits and licenses with respect to general Facility operations required by any Regulatory Authority in the jurisdiction in which Catalent Processes Product (each, a “Facility Approval”). Upon written request, Catalent shall provide Client with copies of all such Facility Approvals. Client shall obtain and maintain all Regulatory Approvals, authorizations and certificates, including those necessary for Catalent to commence Processing. Client shall reimburse Catalent for [**]. Client shall not identify Catalent in any regulatory filing or submission without Catalent’s prior written consent. Such consent shall not be unreasonably withheld and shall be memorialized in a writing signed by authorized representatives of both parties. Upon written request, Client shall provide Catalent with a copy of any Regulatory Approvals required for Client or Client Licensee to distribute, market and sell Product in the Territory. If Client is unable to provide such information following the imposition of a regulatory hold by any Regulatory Authority in the Territory, Catalent shall have no obligation to deliver Product to Client, notwithstanding anything to the contrary in this Agreement, until such time as Client provides Catalent with such information. During the Term, Catalent will assist Client with all regulatory matters relating to Processing, Validation Services or Product Maintenance Services conducted by Catalent hereunder, at Client’s request and expense, including providing all information and data in Catalent’s possession or control necessary or useful for Client to apply for, obtain and maintain Regulatory Approvals for Product in any country within the Territory, including information relating to any Facility and/or Raw Materials, or required or requested to be provided to any Regulatory Authority, in each case, subject to Catalent’s obligations of confidentiality to its other customers and suppliers. Moreover, Client shall have, or cooperate with Catalent to obtain, full access to and the right to use and reference any records, correspondence, validation documentation, Batch records, reports, analyses and any other data and documentation in connection with the Processing, Validation Services or Product Maintenance Services conducted by Catalent hereunder. The parties intend and commit to cooperate to allow each party to satisfy its obligations under Applicable Laws relating to Processing, Validation Services and Product Maintenance Services under this Agreement.
9.3    Governmental Inspections and Requests. Catalent shall promptly advise Client if an authorized agent of any Regulatory Authority notifies Catalent that it intends to or does visit the Facility for the purpose of reviewing the Processing or audit Catalent’s books and records with respect to the Processing. Catalent shall promptly provide Client with a copy of any written document received from such Regulatory Authority relating to such notification, as well as any other request, directive or other communication of any Regulatory Authority relating to the Product or its Processing. Catalent shall permit authorized officials of any Regulatory Authority to inspect the Facility, including the equipment used for the Processing, shipping or receiving of Product and Client-supplied Materials and Raw Materials, as may be required or necessary for the granting or maintaining of any government approvals necessary and/or required to be granted by such Regulatory Authority for the manufacture, import, marketing, distribution and sale of the Product, as well as any documents relevant to the Processing of Product under this Agreement. Catalent shall permit representatives of Client and any Client Licensee to assist in the preparation for and be present at any such inspection of the Facility. Upon request, Catalent shall promptly provide Client with a copy of any report issued by such Regulatory Authority received by

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Catalent following such visit, redacted as appropriate to protect any confidential information of Catalent and Catalent’s other customers, and notify Client of any actions taken by Catalent to remedy conditions cited in any such report. Prior to responding to any such report, Catalent shall provide Client a copy of its proposed response for Client’s and any Client Licensee’s review and comments and Catalent shall take under careful consideration and use good faith efforts to implement any comments or recommendations provided by Client or any Client Licensee with respect thereto directed towards the Product or its Processing prior to submitting such response to the applicable Regulatory Authority. Client acknowledges that it may not direct the manner in which Catalent fulfills its obligations to permit inspection by and to communicate with Regulatory Authorities. Client shall [**].
9.4    Client Facility Audits. During the Term and thereafter as required by Applicable Law, Client’s and Client Licensee’s Representatives, either together or on alternate occasions, shall be granted access upon at least [**] prior notice, at reasonable times during regular business hours, to (A) the portion of the Facility where Catalent performs Processing, Validation Services or Product Maintenance Services or which otherwise has impact on Catalent’s performance of such services, (B) relevant personnel involved in Processing, Validation Services or Product Maintenance Services and (C) Processing, Validation Services and Product Maintenance Services records described in Section 9.1, in each case solely for the purpose of verifying that Catalent is performing the Processing, Validation Services and Product Maintenance Services in accordance with Applicable Law (including cGMP), the Specifications and the Product master Batch records. Without limiting Section 4.7, Client and Client Licensee, collectively, may not conduct an audit under this Section 9.4 more than once during any [**] period; provided, that additional inspections may be conducted in the event there is a material quality or compliance issue concerning Product or its Processing or the Validation Services or Product Maintenance Services. Client’s Quality Assurance Manager will arrange Client and Client Licensee audits with Catalent Quality Management. Audits shall be designed to minimize disruption of operations at the Facility. Client’s and Client Licensee’s Representatives shall be required to sign Catalent’s standard visitor confidentiality agreement prior to being allowed access to the Facility. Such Representatives shall comply with the Facility’s rules and regulations of which they are informed. Client shall indemnify and hold harmless Catalent for any negligent or willful action or activity of such Representatives while on Catalent’s premises.
9.5    Recall. If Catalent believes a recall, field alert, Product withdrawal or field correction (“Recall”) may be necessary with respect to any Product supplied under this Agreement, Catalent shall immediately notify Client in writing. Catalent will not act to initiate a Recall without the express prior written approval of Client, unless otherwise required by Applicable Laws. If Client believes a Recall may be necessary with respect to any Product supplied under this Agreement, Client shall promptly notify Catalent in writing and Catalent shall provide all necessary cooperation and assistance to Client. Client shall provide Catalent with an advance copy of any proposed submission to a Regulatory Authority in respect of any Recall, and shall consider in good faith any comments from Catalent. The cost of any Recall shall be borne by Client, and Client shall reimburse Catalent for expenses incurred in connection with any Recall, except to the extent [**]. For purposes hereof, such cost shall be limited to reasonable, actual and documented administrative costs incurred by Client for such Recall and replacement of the Product subject to Recall in accordance with Article 5. For purposes of this Section 9.5, “administrative costs” shall include, in each case by way of example but not limitation, postage and shipping costs to and from physicians, consumers and distributors, but shall not include Client’s or Client Licensee’s labor costs, costs of consultants, or penalties and fees of any type whatsoever that may be owed to a Regulatory Authority.
9.6    Quality Agreement. Within [**] after the Effective Date, and in any event prior to the first Processing of Product hereunder, the parties shall negotiate in good faith and enter into a quality agreement in substantially the form separately agreed by the parties (the “Quality Agreement”). The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with cGMP, the provisions of the Quality Agreement shall govern. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to any commercial matters, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.
ARTICLE 10
CONFIDENTIALITY AND NON-USE
10.1Definition. As used in this Agreement, the term “Confidential Information” includes all information disclosed or otherwise furnished by or on behalf of Catalent or Client (the “Discloser”), its Affiliates or any of its or their respective Representatives (or, in Client’s case, any Client Licensee), to the other party (the “Recipient”), its Affiliates or any of its or their respective Representatives which relates to the Discloser’s business, products or operations, whether furnished before, on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner and information acquired by observation or otherwise during any site visit at the other party’s facility. Confidential Information includes

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all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, their respective Affiliates, or any of its or their respective Representatives, containing or based in whole or in part on any information furnished by the Discloser, its Affiliates or any of its or their respective Representatives. Confidential Information also includes the existence of this Agreement and its terms. For clarity, it is understood that all Specifications, Client-supplied Materials, Rolling Forecasts, Purchase Orders, and Client Inventions shall be deemed the Confidential Information of Client.
10.2Exclusions. Notwithstanding Section 10.1, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (B) is already known by the Recipient without any obligation of confidentiality at the time of disclosure as evidenced by the Recipient’s written records, (C) becomes available to the Recipient on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis or (D) was or is independently developed by or for the Recipient without reference to the Confidential Information of the Discloser as evidenced by the Recipient’s written records.
10.3Mutual Obligation. The Recipient agrees that it will not use the Discloser’s Confidential Information except in connection with the performance of its obligations or exercise of its rights hereunder and will not disclose, without the prior written consent of the Discloser, Confidential Information of the Discloser to any third party, except that the Recipient may disclose the Discloser’s Confidential Information to any of its Affiliates and its or their respective Representatives (and in Client’s case, to any Client Licensee) that (A) need to know such Confidential Information for the purpose of performing its obligations or exercising its rights under this Agreement, (B) are advised of the confidential nature of the Confidential Information and (C) are bound to the Recipient by obligations of confidentiality at least as restrictive as the terms of this Article. Each party shall be responsible for any breach of this Article by its Affiliates or any of its or their respective Representatives. The Recipient may also disclose the Discloser’s Confidential Information to its bona fide investors, potential acquirers or licensors (in each case, which is not a direct competitor of the Discloser); provided that the Recipient shall be liable for any breach of such confidentiality and non-use obligations by such entities.
10.4Permitted Disclosure. The Recipient may disclose the Discloser’s Confidential Information to Regulatory Authorities and to the extent required by law or regulation; provided, that prior to making any such legally required disclosure, the Recipient shall give the Discloser as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances in order for the Recipient to allow the Discloser to seek a protective order or otherwise prevent or restrict disclosure of such Confidential Information. Any such disclosure, however, shall not relieve the Recipient of its obligations contained herein.
10.5No Implied License. Except as expressly set forth in Section 10.1, the Recipient will obtain no right of any kind or license under any Confidential Information of the Discloser, including any patent application or patent, by reason of this Agreement. All Confidential Information will remain the sole property of the Discloser, subject to Article 11.
10.6Return of Confidential Information. Upon expiration or termination of this Agreement, the Recipient will (and will cause its Affiliates and its and their respective Representatives to) cease its use and, upon written request, within [**] either return or destroy (and certify as to such destruction) all Confidential Information of the Discloser, including any copies thereof, except for a single copy which may be retained for the sole purpose of ensuring compliance with its obligations under this Agreement.
10.7Survival. The obligations of this Article will terminate [**] from the expiration or termination of this Agreement, except with respect to trade secrets, for which the obligations of this Article will continue for so long as such information remains a trade secret under applicable law.
ARTICLE 11
INTELLECTUAL PROPERTY
For purposes hereof, “Client IP” means all intellectual property and embodiments thereof owned by or licensed to Client as of the date hereof or developed by Client other than in connection with this Agreement; “Catalent IP” means all intellectual property and embodiments thereof owned by or licensed to Catalent as of the date hereof or developed by Catalent other than in connection with this Agreement; “Invention” means any invention or know-how (whether patentable or not, including intellectual property rights therein, developed by either party or jointly by the parties in connection with this Agreement; “Client Inventions” means any Invention that relates exclusively to the Client IP or the Client’s proprietary API or that is solely applicable to the Processing of the Product; and “Catalent Inventions” means any Invention, other than a Client Invention, that relates exclusively to the Catalent IP or relates to developing, formulating, manufacturing, filling, processing, packaging, analyzing or testing pharmaceutical products generally. All Client IP and Client Inventions shall be owned solely by Client and no right therein is granted to Catalent under this Agreement, except that Catalent shall have a non-exclusive, royalty-free license to such items solely to the extent

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necessary to perform its obligations under this Agreement. All Catalent IP and Catalent Inventions shall be owned solely by Catalent and no right therein is granted to Client under this Agreement, except that, to the extent that the Product incorporates or the Processing of the Product utilizes Catalent Inventions, Client shall have, and is hereby granted, a non-exclusive, worldwide, royalty-free license (including the right to grant sublicenses) to use such Catalent Inventions solely to the extent necessary for the use or sale of Product. Catalent hereby assigns to Client all Client Inventions and Client hereby assigns to Catalent all Catalent Inventions. Each party hereby agrees to execute such documents and otherwise cooperate with the other party to achieve the allocation of rights to Inventions anticipated herein and each party shall be solely responsible for costs associated with the protection of its intellectual property.
ARTICLE 12
REPRESENTATIONS AND WARRANTIES
12.1Catalent. Catalent represents, warrants and undertakes to Client that:
A. at the time of delivery by Catalent as provided in Section 6.1, Product shall meet all Specifications, shall have been Processed in accordance with Applicable Laws and the Quality Agreement and in conformance with the Specifications and shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws; provided, that Catalent shall not be liable for defects attributable to Client-supplied Materials which are not the result of Catalent’s negligence or misconduct or otherwise under Catalent’s reasonable control (including artwork, advertising and labeling);
B.during the Term, the Facility, all equipment used for the Processing of Product (and the Validation Services or Product Maintenance Services) within such Facility, and the Processing, Validation Services, and Product Maintenance Services activities contemplated herein will conform to all Applicable Laws;
C.title to all Product supplied under this Agreement will pass as provided in this Agreement, free and clear of any security interest, lien, or other encumbrance;
D.neither Catalent nor any of its employees or subcontractors performing or involved with its performance under this Agreement have been “debarred” under 21 U.S.C. §335(a) or (b) or otherwise by any Regulatory Authority, nor to Catalent’s knowledge have debarment proceedings against Catalent or any of its employees or subcontractors been commenced. Catalent will promptly notify Client in writing if any such proceedings have commenced or if Catalent or any of its employees or subcontractors are debarred by any Regulatory Authority; and
E.all Validation Services and Product Maintenance Services shall be carried out in a diligent, professional manner in accordance with Catalent’s standard operating procedures and cGMP, if applicable.
12.2Client. Client represents, warrants and undertakes to Catalent that:
A.all Client-supplied Materials shall have been produced in accordance with Applicable Laws, shall comply with all applicable specifications, including the Specifications, shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws, and shall have been provided in accordance with the terms and conditions of this Agreement;
B.the content of all artwork provided to Catalent shall comply with all Applicable Laws;
C.all Product delivered to Client by Catalent shall be held, used and disposed of by or on behalf of the Client in accordance with all Applicable Laws, and Client will otherwise comply with all laws, rules, regulations and guidelines applicable to Client’s performance under this Agreement;
D.Client will not release any Batch of Product if the required certificates of conformance indicate that Product does not comply with the Specifications or, with respect to any country in which such Batch of Product would be released, if Client does not hold all necessary Regulatory Approvals to market and sell the Product in such country;
E.Client has all necessary authority to use and to permit Catalent to use, pursuant to this Agreement, all Client IP related to the Product or the Client-supplied Materials (including artwork) for purposes of Processing the foregoing; and
F.to Client’s knowledge, there are no valid claims under third party patents, trade secrets or other proprietary rights related to the Client IP utilized with respect to the Product or the Processing of the Product that would be infringed or misused by Catalent Processing the Product in accordance with this Agreement.

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12.3Mutual Representation. Furthermore, Catalent and Client both represent, warrant and undertake that no transactions or dealings under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States.
12.4Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER PARTY, AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 13
INDEMNIFICATION
13.1    Indemnification by Catalent. Catalent shall indemnify and hold harmless Client, its Affiliates, and their respective directors, officers and employees (“Client Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and reasonable investigative costs) in connection with any suit, demand or action by any third party (“Losses”) to the extent arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement, (B) any actual or alleged infringement or violation of any third party patent, trade secret, copyright, trademark or other proprietary rights that directly results from Catalent’s use of Catalent IP, Catalent Confidential Information or any other manufacturing method or equipment supplied by Catalent in the performance of its activities under this Agreement or (C) any negligence or willful misconduct by Catalent; in each case except to the extent that any of the foregoing arises out of or results from any Client Indemnitee’s negligence, willful misconduct or breach of this Agreement.
13.2    Indemnification by Client. Client shall indemnify and hold harmless Catalent, its Affiliates, and their respective directors, officers and employees (“Catalent Indemnitees”) from and against any and all Losses to the extent arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement, (B) any manufacture (other than due to Catalent Defective Processing), packaging, sale, promotion, distribution or use of or exposure to Product or Client-supplied Materials, including product liability or strict liability, (C) Client’s exercise of control over the Processing, to the extent that Client’s instructions or directions violate Applicable Laws, (D) the conduct of any clinical trials utilizing Product or API under authority of Client or its designee, (E) any actual or alleged infringement or violation of any third party patent, trade secret, copyright, trademark or other proprietary rights that results from (i) Catalent’s use in accordance with this Agreement of Client IP or Client Confidential Information or Client-supplied Materials or (ii) Client’s sale of the Product, or (F) any negligence or willful misconduct by Client; in each case except to the extent that any of the foregoing arises out of or results from any Catalent Indemnitee’s negligence, willful misconduct or breach of this Agreement.
13.3    Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the indemnified party (A) promptly notifying the indemnifying party of any claim or liability of which the indemnified party becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure, (B) allowing the indemnifying party, if the indemnifying party so requests, to conduct and control the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense), (C) cooperating with the indemnifying party in the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense) and (D) not compromising or settling any claim or liability without prior written consent of the indemnifying party, which shall not be unreasonably withheld or delayed. The indemnifying party shall have discretion to settle any action subject to indemnification under this Agreement; provided, that the indemnifying party shall not enter into any settlement that would adversely affect the indemnified party’s rights hereunder, or impose any obligations on the indemnified party, without the indemnified party’s written consent, which shall not be unreasonably withheld or delayed. The indemnified party shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.
ARTICLE 14
LIMITATIONS OF LIABILITY
14.1    CATALENT’S TOTAL LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED CLIENT-SUPPLIED MATERIALS, WHETHER OR NOT SUCH CLIENT-SUPPLIED MATERIALS ARE INCORPORATED INTO PRODUCT SHALL NOT EXCEED US$25,000 PER BATCH OF PRODUCT THAT GIVES RISE TO THE APPLICABLE CLAIM, EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CATALENT.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

14.2    CATALENT’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE TOTAL FEES PAID BY CLIENT TO CATALENT UNDER THIS AGREEMENT FOR THE BATCH OR SERVICES GIVING RISE TO THE CLAIM, EXCEPT (A) AS PROVIDED IN SECTION 14.1, (B) TO THE EXTENT ANY SUCH LOSS ARISES FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CATALENT AND (C) THIRD PARTY DAMAGES FOR BODILY INJURY OR DEATH DUE TO CATALENT’S NEGLIGENCE.
14.3    NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES, PROFITS OR DATA ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FOR CLARITY, INDEMNIFIABLE LOSSES UNDER ARTICLE 13 SHALL NOT BE CHARACTERIZED AS INDIRECT, INCIDENTAL OR CONSEQUENTIAL SOLELY ON THE BASIS THAT SUCH LOSSES ARISE FROM DAMAGES SUFFERED BY A THIRD PARTY.
ARTICLE 15
INSURANCE
Each party shall, at its own cost and expense, obtain and maintain in full force and effect during the Term the following: (A) [**]; (B) [**]; (C) [**]; and (D) [**]. Such insurance shall be adequate to cover each party’s obligations and liabilities hereunder and shall be consistent with normal business practices of comparable companies with respect to similar obligations and liabilities. Each party may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its US GAAP net worth is greater than $100 million or its annual EBITDA (earnings before interest, taxes, depreciation and amortization) is greater than $75 million. Each required insurance policy, other than self-insurance, shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII or Moodys, S&P or Fitch equivalent. If any of the required policies of insurance are written on a claims made basis, such policies shall be maintained throughout the Term and for a period of at least [**] thereafter. Each party shall obtain a waiver of subrogation clause from its property insurance carriers in favor of the other party. Each party shall be named as an additional insured within the other party’s products liability insurance policies; provided, that such additional insured status will apply solely to the extent of the insured party’s indemnity obligations under this Agreement. Such waivers of subrogation and additional insured status obligations will operate the same whether insurance is carried through third parties or self-insured. Upon the other party’s written request from time to time, each party shall promptly furnish to the other party a certificate of insurance or other evidence of the required insurance.
ARTICLE 16
TERM AND TERMINATION
16.1Term. This Agreement shall commence on the Effective Date and shall continue until the end of the fifth Contract Year, unless earlier terminated in accordance with Section 16.2 (as may be extended in accordance with this Section 16.1, the “Term”). The Term shall automatically be extended for successive [**] periods unless and until one party gives the other party at least [**] prior written notice of its desire to terminate as of the end of the then-current Term.
16.2Termination. This Agreement may be terminated immediately without further action:
A.by either party if the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within [**], or takes any equivalent or similar action in consequence of debt in any jurisdiction;
B.by either party if the other party materially breaches any of the provisions of this Agreement and such breach is not cured within [**] after the giving of written notice requiring the breach to be remedied; provided, that in the case of a failure of Client to make payments in accordance with valid invoices submitted in accordance with the terms of this Agreement, Catalent may terminate this Agreement if such payment breach is not cured within [**] of receipt of notice of non-payment from Catalent; or
C.immediately upon written notice by Client or Catalent in the circumstances described in Section 7.3.
16.3Effect of Expiration or Termination. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination. In the event of expiration or termination of this Agreement:

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

A.Catalent shall promptly return to Client, at Client’s expense and direction, any remaining inventory of Product or Client-supplied Materials; provided, that all outstanding valid invoices have been paid in full;
B.Client shall pay Catalent all invoiced amounts validly submitted and outstanding hereunder, plus, upon receipt of invoice therefor, for any (i) Product that has been shipped pursuant to Purchase Orders but not yet invoiced, (ii) Product Processed pursuant to Purchase Orders that has been completed but not yet shipped , and (iii) in the event that this Agreement is terminated for any reason other than by Client pursuant to Section 16.2(A) or (B), or by either party pursuant to Section 16.2(c), all Product in process of being Processed pursuant to Purchase Orders (or, alternatively, Client may instruct Catalent to complete such work in process, and the resulting completed Product shall be governed by clause (ii));
C.in the event that this Agreement is terminated for any reason other than by Client pursuant to Section 16.2(A) or (B), or by either party pursuant to Section 16.2(C), Client shall pay Catalent for all costs and expenses incurred, and all noncancellable commitments made, in connection with Catalent’s performance of this Agreement to the extent not otherwise paid hereunder, so long as such costs, expenses or commitments were made by Catalent consistent with Client’s most recent Firm Commitment and the vendor’s minimum purchase obligations; and
D.in the event that this Agreement expires or is terminated for any reason, Catalent shall use its commercially reasonable efforts to assist Client, as reasonably requested, to transition the manufacture and supply of the Product to Client, its Affiliate, or its designated Third Party manufacturer in a timely and orderly manner, which efforts shall include, without limitation, Catalent providing Client with access to the relevant Catalent Inventions licensed to Client pursuant to Article 11. For clarity, Catalent shall only be required to provide such assistance which is necessary for Client to ensure the continued manufacture and supply of the Product and which is not otherwise accessible by Client; provided, however, that in the event that, after good faith discussions, the parties are unable to reach agreement with respect to whether the foregoing assistance requested by Client is “necessary” or “not otherwise accessible”, then the parties shall refer the matter to alternative dispute resolution pursuant to the terms of Section 18.10 of this Agreement, and notwithstanding the time periods set forth in such Section 18.10, the parties shall make all reasonable efforts to expedite such dispute resolution process to the extent possible in order to resolve this issue. If such termination is by Client pursuant to Section 16.2(A) or (B), the costs of such transition shall be borne by Catalent. In all other events of expiration or termination, the costs of such transition shall be borne by Client, at Catalent’s then prevailing rates for such services.
16.4Survival. The rights and obligations of the parties shall continue under Articles 11 (Intellectual Property), 13 (Indemnification), 14 (Limitations of Liability), 17 (Notice), 18 (Miscellaneous); under Articles 10 (Confidentiality and Non-Use) and 15 (Insurance), in each case to the extent expressly stated therein; and under Sections 7.4 (Payment Terms), 7.5 (Taxes), 7.6 (Client and Third Party Expenses), 9.1 (Recordkeeping), 9.2 (Regulatory Compliance), 9.3 (Governmental Inspections and Requests), 9.4 (Client Facility Audits), 9.5 (Recall), 12.1 (Catalent Representations and Warranties), 12.2 (Client Representations and Warranties), 12.4 (Limitations), 16.3 (Effect of Expiration or Termination) and 16.4 (Survival), in each case in accordance with their respective terms if applicable, notwithstanding expiration or termination of this Agreement.
ARTICLE 17
NOTICE
All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally or by hand; (B) when delivered by electronic mail (e-mail); (C) when delivered by facsimile transmission (receipt verified); (D) when received or refused, if sent by registered or certified mail (return receipt requested), postage prepaid; or (E) when delivered, if sent by express courier service; in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Client:	Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, TX 77381
Attn: General Counsel
Facsimile: 281-863-8010

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

To Catalent:                Catalent CTS, LLC
10245 Hickman Mills Drive
Kansas City, MO 64137
Attn: General Manager
Facsimile: 816-767-7312

With a copy to:	Catalent Pharma Solutions, LLC
14 Schoolhouse Road
Somerset, NJ 08873
USA
Attn: General Counsel (Legal Department)
E-Mail: GenCouns@catalent.com
ARTICLE 18
MISCELLANEOUS
18.1Entire Agreement; Amendments. This Agreement, together with the Quality Agreement, constitutes the entire understanding between the parties, and supersedes any contracts, agreements or understandings (oral or written) of the parties, with respect to the subject matter hereof. For the avoidance of doubt, this Agreement does not supersede any existing generally applicable confidentiality agreement between the parties as it relates to time periods prior to the date hereof or to business dealings not covered by this Agreement. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise expressly provided in this Agreement.
18.2Captions; Certain Conventions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (A) words of any gender include each other gender, (B) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (C) words using the singular shall include the plural, and vice versa, (D) the words “include(s)” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (E) the word “or” shall be deemed to include the word “and” (e.g., “and/or”) and (F) references to “Article,” “Section,” “subsection,” “clause” or other subdivision, or to an Attachment or other appendix, without reference to a document are to the specified provision or Attachment of this Agreement. This Agreement shall be construed as if it were drafted jointly by the parties.
18.3Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.
18.4No Waiver. Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.
18.5Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.
18.6Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent. Neither party shall have any responsibility for the hiring, termination or compensation of the other party’s employees or contractors or for any employee benefits of any such employee or contractor.
18.7Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that (a) either party may, without the other party’s consent (but subject to prior written notice), assign this Agreement in its entirety to an Affiliate or to a successor to substantially all of the business or assets of the assigning party or the assigning party’s business unit responsible for performance under this Agreement and (b) following an Adverse Supply Event, Client may, without Catalent’s consent (but subject to prior written notice), assign this Agreement to a Client Licensee with respect to the Processing of Products for sale in the regions in the Territory for which such Client Licensee has obtained a license for the commercialization of the Product.
18.8No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties named herein and their respective successors and permitted assigns.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

18.9Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, USA, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
18.10Alternative Dispute Resolution. Any dispute arises between the parties in connection with this Agreement shall first be presented to the respective chief executive officers or senior executives (or equivalent positions) of the parties for their consideration and resolution. If such parties’ officers cannot resolve such dispute within [**], then such dispute shall be submitted to arbitration by the International Institute for Conflict Prevention and Resolution, 575 Lexington Avenue, 21st Floor, New York, NY  10022 (“CPR”) by a panel of three arbitrators having reasonable experience in commercial transactions of the type provided for in this Agreement. Each party will nominate one arbitrator, and these arbitrators shall mutually agree upon a third arbitrator. If no agreement can be reached with respect to the third arbitrator within [**] after names of potential arbitrators have been proposed by the CPR, then the CPR will choose a third arbitrator having reasonable experience in commercial transactions of the type provided for in this Agreement. The arbitration shall take place in the English language in New York City, New York, in accordance with the CPR administered arbitration rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. The arbitration shall commence within [**] of the date on which a written demand for arbitration is filed. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages. The arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.
18.11Prevailing Party. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs in such proceeding from the other party.
18.12Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under Applicable Laws (including the rules and regulations of the United States Securities and Exchange Commission), by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.
18.13Right to Dispose. If Catalent requests in writing from Client direction with respect to disposal of any inventories of Product, Client-supplied Materials, equipment, samples or other items belonging to Client and is unable to obtain a response from Client within a reasonable time period after making reasonable efforts to do so, Catalent shall be entitled in its sole discretion to dispose of all such items.
18.14Force Majeure. Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control, including acts of God, law or regulation or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or weather, labor disturbances, epidemic, or failure of (i) a party’s supplier or vendors due to a force majeure event materially and adversely affecting the performance of such suppliers or vendors, (ii) public utilities or (iii) common carriers; provided, that the party seeking relief under this Section 18.14 shall immediately notify the other party of such cause(s) beyond such party’s reasonable control. The party that may invoke this Section 18.14 shall use commercially reasonable efforts to reinstate its ongoing obligations to the other party as soon as practicable. If the cause(s) shall continue unabated for [**], then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from such cause(s). Notwithstanding the foregoing, in the event that Catalent is the party experiencing any such force majeure event for [**], Client shall not be obligated to exclusively purchase Product from Catalent as set forth in Section 2.2 and shall not be bound by the Minimum Requirement as set forth in Section 4.1 until the cessation of such force majeure event.
18.15Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

[Signature page follows]

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

CATALENT CTS, LLC

By:
Name:
Title:

LEXICON PHARMACEUTICALS, INC.

By:
Name:
Title:

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

ATTACHMENT A
VALIDATION SERVICES
Catalent will perform the Product qualification, validation and stability services as described in and in accordance with Process Performance Qualification Protocol No. KP2016-144, as separately agreed by the parties. Such services will be provided for an aggregate of [**] validation batches of Product in accordance with the terms and conditions of that certain Statement of Work No. 38 pursuant to the Master Services Agreement dated as of July 6, 2007, as amended.
In consideration for the foregoing services, Client agrees to make the payments to Catalent as described in such Statement of Work.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

ATTACHMENT B
SPECIFICATIONS
I.     Client-Supplied Materials (and associated specifications)
[** Four (4) pages redacted]

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

II.    Raw Materials (and associated specifications)

Material	Material ID No.	Spec No.
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

III.    Product Specifications (including Batch size)
[** Five (5) pages redacted]

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

ATTACHMENT C
UNIT PRICING, FEES, MINIMUM REQUIREMENT AND MINIMUM CAPACITY

Minimum Requirement & Unit Pricing
Product	Dosage Form / Unit Strenght	Contract Year	Annual Minimum Unit Requirement	Unit price	Minimum shortfall Unit pricing
Telotristat Etiprate (LX-1606) Tablets	Tablets / 250mg	1	[**]	$[**]	$[**]
		2	[**]
		3	[**]
		4	[**]
		5	[**]
		Each additional Contract Year	[**]
* One unit (“Unit”) is one. Unit Pricing also does not include [**]. Prices also do not include any [**] other than as expressly set forth in the Specifications. Prices are based on the assumptions as to manufacturing processes, storage conditions, etc. as reflected in the Specifications. Accordingly, prices are subject to adjustment upon mutual agreement of the parties in the event any such assumptions are revised by Client or modified in connection with the Validation Services performed on the Product.
The parties anticipate that one Batch will represent approximately [**] tablets.
For Contract Year 1, the Minimum Requirement referenced above includes Product produced hereunder pursuant to the Validation Services and any other batches of Product intended for commercialization produced by Catalent prior to the Commencement Date. For Contract Year 1, any amount purchased over the Minimum Requirement for such Contract Year will be allocated to the Minimum Requirement for Contract Year 2. For Contract Year 2, any amount purchased or otherwise allocated over the Minimum Requirement for such Contract Year will be allocated to the Minimum Requirement for Contract Year 3. For Contract Year 4 and each subsequent Contract Year, if the Minimum Requirement is not met, Client will pay for the difference between the number of Units actually purchased during the applicable Contract Year and the Minimum Requirement for the applicable Contract Year at the minimum shortfall unit pricing set forth in the table above. Notwithstanding the foregoing and for the avoidance of doubt, in the event that Client does not meet the Minimum Requirement for any specific Contract Year (including Contract Years 1, 2 and 3), then Client will pay for the difference between the number of Units actually purchased during or allocated to the applicable Contract Year and the Minimum Requirement for the applicable Contract Year at the minimum shortfall unit pricing set forth in the table above.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

ATTACHMENT D
PRODUCT MAINTENANCE SERVICES, & ADDITIONAL FEES
Product Maintenance Services:
Product Maintenance Services are comprised of the following:

1.	[**];

2.	[**];

3.	[**];

4.	[**];

5.	[**];

6.	[**];

7.	[**];

8.	[**];

9.	[**];

10.	[**].

11.	[**]

Client shall have observation rights pursuant to Section 4.7 with respect to Items 7, 9, 10 and 11 above.

The following services and items are not included in Product Maintenance Services:

1.	[**];

2.	[**];

3.	[**];

4.	[**].
The services and fees for items 1-4 above, if requested by Client, shall be made in accordance with Section 2.4 of the Agreement.

COMMERCIAL BATCH STABILITY SCHEDULE
Storage Condition	Interval (Months)
	T0	3	6	9	12	18	24	36	48	60
[**]	XY*	X	X	X	X	XY	X	XY	XY	XY
Total	$[**]	$[**]	$[**]	$[**]	$[**]	$[**]	$[**]	$[**]	$[**]	$[**]

X = [**]
Y = [**]
* = [**]
Assumes 1 package configuration.

FEES
Type of Fee	Amount	Payable
Product Maintenance Services (other than commercial stability testing)	$[**]	Annually
Commercial stability testing	$[**]	Per schedule provided above
[**]	$[**]	[**]
Delayed Approval Fee	$[**]	Per Month
Telotristat Etiprate API Release Testing	$[**]	[**]
Storage Fees	$[**]	Per Month